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                                                                    Exhibit 10.1

                       EMPIRE BLUE CROSS AND BLUE SHIELD
                  ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN
                             2000 PLAN DESCRIPTION

PURPOSE

The purpose of the Empire Blue Cross and Blue Shield Annual Executive Incentive Compensation Plan (the "Plan") is to improve Company performance by relating executive and management compensation to Corporate and Division annual objectives and to motivate eligible employees of Empire Blue Cross and Blue Shield (the "Company") to achieve operational excellence.

ELIGIBILITY

Participation in the Plan is generally restricted to full-time positions that:

1.   Are executive, middle management, and other key contributors, and

2.   Are grades 25 or above.

However, additional positions below grade 25 that significantly and directly influence business performance may be selectively included at the discretion of the President and Chief Executive Officer (the "CEO"). Positions otherwise eligible may be deleted at the CEO's discretion. The Target Award Pool will not be increased to accommodate the target awards for any such positions which are added.

Positions participating in the Sales Incentive Plan or other short-term incentive plans offered by the Company are not eligible to participate in this Plan for that portion of the year during which they participated in another plan.

Participants hired after September 30/th/ of the current Plan year are not eligible to participate in the Plan.

ADMINISTRATION SUMMARY

At the beginning of each year, the CEO will develop performance measures for the Corporation based on Empire's annual plan. The CEO will recommend the corporate objectives to the Board of Directors for approval.

At the beginning of each year (See Exhibit A), the Nominating and Compensation Committee of the Board (the "Committee") will evaluate the performance of the CEO and the Corporation for the most recent Plan year. The Committee will then establish the Performance Adjusted Award Pool and recommend the actual incentive payments to be awarded to the CEO and direct reports to the CEO, and present them to the full Board for ratification.*

The Committee has overall responsibility for, and has the maximum discretion permitted under the law over, the administration of the Plan and the interpretation of all of the Plan's terms. The Board of Directors reserves the right to amend, suspend, or terminate the Plan at any time without recourse on the part of any employee.

     * The Committee may, at its discretion establish separate pool and separate Multipliers for the CEO and for the group of all other eligible executives.

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PLAN FEATURES

Individual Awards - On March 29, 2000, the Board approved the revised Annual Executive Incentive Compensation Plan for 2000. On June 28, 2000, the Board approved certain amendments to the Plan including changes related to the determination of Individual Awards as follows: (1) new participants entering the Plan on or after June 28, 2000 will have Individual Awards based on their base salary in effect at the time they enter the Plan times the target award percentage associated with their grade level as shown in Exhibit B, and (2) participants who were in the Plan prior to June 28, 2000 will have their Individual Target Awards based on their April 15, 2000 base salary times the target award percentage associated with their grade level as shown in Exhibit B, or, if greater, the incentive opportunity that was available to them under the Plan approved by the Board on March 29, 2000. this "grandfathering" feature will cease when the incentive opportunity provided in methodology (1) exceeds the incentive opportunity provided in methodology (2). Pro-rations will be made for salary and grade changes that occur after April 15, 2000 as appropriate.

Adjust Individual Awards are determined by the CEO and management based on the individual's contribution to corporate, division and individual business objectives. Adjusted Individual Awards for the direct reports to the CEO, or any other position with the title Senior Vice President, will be individually reviewed by the Nominating and Compensation Committee. An Adjusted Individual Award may be more or less than the Individual Target Award depending on actual results achieved, but will not exceed 1.5 times the Individual Target Award. All awards are granted as lump sum payments.

Target Award Pool - The sum of the Individual Target Awards of eligible Plan participants in grade 25 and above at 100% performance on all objectives is the Target Award Pool. At target, if all Plan participants as of December 1999 remain in the Plan for the full year, the Target Award Pool would be $9.5 million (not including the target award for the CEO, for whom the Board may establish a separate pool). The actual pool will be based on participants as of December 31, 2000, prorated based on months of participation in the Plan and any changes in grade level during the Plan year as well as changes to base salary that occur after April 15, 2000.

Performance Objectives - Specific objectives are established at the beginning of the performance period (See Exhibit C) for the corporation, each division and each eligible individual. Objectives may be weighted based on relative importance.

Corporate objectives will be expressed as measurable results, (e.g., achievement of targeted return on average GAAP equity, increase in membership, etc.), and/or relative performance, (e.g., Empire's targeted return on average GAAP equity compared to a selected group of comparable companies, customer satisfaction relative to prior customer surveys, etc.).

Performance Measures - Objectives will have numerical measures by which to assess performance. Each objective will generally have a threshold level of performance, below which no credit will be earned. In some cases, the target performance level may also be the threshold. Each objective will also have a maximum level of performance above which no additional credit will be earned. Achieving the objective, i.e., the target performance level, earns 1.0 credit for that goal.

Measures selected for the Corporation may vary form one year to another. Chosen measures will, in each instance, reflect important strategic and/or tactical objectives crucial to the applicable entity's success.

Corporate Multiplier - The Corporate Multiplier will be based on the aggregate level of corporate objective achievement and will range from 0 to 1.5. Each weighted corporate objective will be evaluated

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and scored separately.  The weighted scores will be summed to become the
Corporate Multiplier (See Exhibit D) to be utilized in determining the Performance Adjusted Award Pool. The Committee has discretion to modify the results of the calculation if, in their opinion, it does not appropriately reflect overall performance.

Performance Adjusted Award Pool - Calculation of a Performance Adjusted Award Pool will be made at the end of each performance year. The Pool is equal to the product of the Target Award Pool adjusted by the Corporate multiplier. Payments to all eligible participants may not exceed the Performance Adjusted Award Pool.

SPECIAL CONSIDERATIONS

If a participant's employment is terminated due to death, long-term disability, or retirement prior to the date of payment, the participant or the participant's beneficiary will normally receive a pro-rata portion of the award that would have been received had the participant been active for the full year.

If a participant's employment is terminated for reasons other than those described above, including resignation, job elimination or discharge, prior to the date of payment, any rights to an award will be forfeited. Exceptions may be granted on the CEO's recommendation, subject to approval by the Committee and ratification by the Board.

LIMITATIONS

Participation in the Plan neither implies nor guarantees continuance of employment. No part of the Plan shall be construed as a compensation contract, either explicit or implied.


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